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                                                                    EXHIBIT 99.1
                                                                    News/RELEASE

                                                       Contact:  Julie Rand
                                                       Phone: (312) 751-8878


                           ILLINOIS SUPERCONDUCTOR
                   ANNOUNCES BOARD AND MANAGEMENT CHANGES;
                         COMPANY ELECTS NEW DIRECTOR


        Mount Prospect, IL, June 11, 1998/PRNewswire/ -- Illinois Superconductor Corporation (Nasdaq: ISCO), a leading supplier of very high performance filters for the wireless telephony industry, today announced the election of Mark D. Brodsky of Elliott Associates, L.P., to its board of directors. The Company also announced that Edward W. Laves, president and chief executive officer has been elected chairman. Laves replaces Ora E. Smith, who has resigned from both the Company and its board to pursue other
interests.   The company also announced the resignation of Stephen G. Wasko,
Chief Financial Officer, who is also leaving to pursue other interests.

         Mark D. Brodsky, 44, is a portfolio manager for Elliott Associates, L.P., a private investment fund. Mr. Brodsky received his B.A. and M.A., summa cum laude, from the University of Pennsylvania in 1974 and his J.D., cum laude, from Harvard University in 1977. From 1977 until 1994 he practiced law at two major New York City law firms, and was a partner. His practice included work in corporate finance and acquisitions. Prior to joining Elliott Associates in early 1996, Mr. Brodsky served as an analyst and partner at another private investment fund. Mr. Brodsky is filling one of the two board seats available through nomination by the investors in the company's recent financing.

        Commenting on the board changes, Ted Laves, president and chief executive officer said, "We are delighted to welcome Mark Brodsky to the company's board of directors. Mark's broad experience in the investment community will significantly strengthen the company's board. Mark's firm was the lead investor in the company's recent financing and we are pleased that he will continue to work closely with the company." Laves said. "I also wanted to take the opportunity to thank Ora Smith and Steve Wasko for their long and
meritorious service with the company."   Laves said the company is currently
conducting a search for a new chief financial officer.



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Illinois Superconductor
Announces Management Changes
ADD -2-



     Illinois Superconductor Corporation is a leader in the commercialization of high temperature superconducting technology for the wireless telephony industry. The Company develops, manufactures and markets radio frequency (RF) products that enhance the quality and capacity of cellular telephone, personal communications services (PCS) and other wireless telecommunications services. More information about Illinois Superconductor is available on the company's internet web site at http://www.ilsc.com.

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